CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports dated June 28, 2012 with respect to Dreyfus State Municipal Bond Funds - Dreyfus Maryland Fund, Dreyfus State Municipal Bond Funds - Dreyfus Minnesota Fund and Dreyfus State Municipal Bond Funds - Dreyfus Ohio Fund and October 29, 2012 with respect to Dreyfus Municipal Funds, Inc. - Dreyfus AMT-Free Municipal Bond Fund which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus AMT-Free Municipal Bond Fund.

/s/ ERNST & YOUNG LLP

New York, New York
November 7, 2012